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                                                                     Exhibit 8.1

                       [Mayer, Brown & Platt Letterhead]


                               November 8, 2000



Board of Trustees
Archstone Communities Trust
7670 South Chester Street
Englewood, Colorado 80112

     Re:  Archstone Communities Trust
          Registration Statement on Form S-3
          ----------------------------------

Ladies and Gentlemen:

     In connection with the registration of up to 35,471,214 common shares of beneficial interest, par value $1.00 per share, of Archstone Communities Trust, a Maryland real estate investment trust ("Archstone"), pursuant to the Form S-3 Registration Statement filed with the Securities and Exchange Commission (the "Registration Statement"), you have requested our opinions concerning (i) the qualification and taxation of Archstone as a REIT and (ii) the information in the Registration Statement under the heading "Federal Income Tax Considerations."

     In formulating our opinions, we have reviewed and relied upon the Registration Statement, such other documents and information provided by you, and such applicable provisions of law as we have considered necessary or desirable for purposes of the opinions expressed herein.

     In addition, we have relied upon certain representations made by Archstone relating to the organization and actual and proposed operation of Archstone and its relevant subsidiaries. For purposes of our opinions, we have not made an independent investigation of the facts set forth in such documents, representations from Archstone or the Registration Statement. We have, consequently, relied upon your representations that the information presented in such documents, or otherwise furnished to us, accurately and completely describes all material facts.

     Our opinions expressed herein are based on the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder, and the interpretations of the Code and such regulations by the courts and the Internal Revenue Service, all as they are in effect and exist at the date of this letter. It should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with
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Board of Trustees
November 8, 2000
Page 2


retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinions, could adversely affect our conclusions.

     Based upon and subject to the foregoing, it is our opinion that:

     1. Beginning with Archstone's taxable year ended December 31, 2000, Archstone has been organized in conformity with the requirements for qualification as a REIT under the Code, and Archstone's actual and proposed method of operation, as described in the Registration Statement and as represented by Archstone has enabled it and will continue to enable it to satisfy the requirements for qualification as a REIT.

     2. The information in the Registration Statement under the heading "Federal Income Tax Considerations," to the extent that it constitutes matters of law or legal conclusions, has been reviewed by us and is correct in all material respects.

     Other than as expressly stated above, we express no opinion on any issue relating to Archstone or to any investment therein.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein and under the caption "Federal Income Tax Considerations" in the Registration Statement.


                              Very truly yours,

                              /s/ Mayer, Brown & Platt

                              MAYER, BROWN & PLATT